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                                                                     Exhibit 5.1


                           [The Andersons Letterhead]



                               September 28, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  The Andersons, Inc.
              Registration Statement on Form S-8

Ladies and Gentlemen:

         I am general counsel to The Andersons, Inc., an Ohio corporation (the "Corporation"), and have advised the Corporation in connection with the proposed registration by the Corporation of 300,000 of its common shares, no par value (the "Shares"), pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the "Commission") on September 28, 2004 under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Shares are to be issued and sold by the Corporation to certain employees of the Corporation pursuant to The Andersons, Inc. 2004 Employee Share Purchase Plan (the "Plan").

         For purposes of the opinions contained in this letter, I have examined and relied upon such corporate proceedings, documents, records and matters of law as I have deemed necessary or appropriate for the expression of the opinions contained herein. In addition, for purposes hereof, I have assumed with your permission and without independent investigation that all factual information supplied to me for the purpose hereof is complete and accurate and that no changes will be made in the definitive form of the documents I have reviewed in draft form which would impact my opinions.

         Based upon and subject to the foregoing, I hereby advise you that in my opinion:

         1. The Corporation is a corporation validly existing and in good standing under the General Corporation Law of the State of Ohio.

         2. The Shares are duly authorized, and, when (i) the Registration Statement becomes effective under the Act and (ii) the Shares have been duly executed


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                and delivered on behalf of the Corporation and issued in
                accordance with the terms of the Plan upon receipt of the consideration to be paid therefor, the Shares will be validly issued, fully paid and nonassessable.

         I am qualified to practice law in the State of Ohio and do not herein express any opinion as to any laws other than the laws of the State of Ohio, as such laws are constituted on the date of this opinion.

         I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance and sale of the Shares.

         I hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                      Very truly yours,

                                      /s/Beverly J. McBride

                                      Beverly J. McBride
                                      Vice President, General Counsel and
                                              Secretary